Exhibit 3.1

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF LIMITED PARTNERSHIP OF “PENN VIRGINIA GP HOLDINGS, L.P.”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF JUNE, A.D. 2006, AT 1:21 O’CLOCK P.M.

/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 4828548
4174868 8100
060574232	DATE: 06-15-06

State of Delaware Secretary of State Division of Corporations Delivered 01:39 PM 06/14/2006 FILED 01.21 PM 06/14/2006 SRV 060574232 - 4174868 FILE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

PENN VIRGINIA GP HOLDINGS, L.P.

This Certificate of Limited Partnership, dated June 14, 2006, has been duly executed and is filed pursuant to Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to form a limited partnership under the Act.

1. Name. The name of the limited partnership is Penn Virginia GP Holdings, L.P.

2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 17-104 of the Act is 1209 Orange Street, Wilmington, Delaware 19801. The name and the address of the registered agent for service of process required to be maintained by Section 17-104 of the Act are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

3. General Partner. The name and the business, residence, or mailing address of the general partner is as follows:

PVG Management, LLC

100 Matsonford Road, Suite 300

Radnor, PA 19087

EXECUTED as of the date written first above.

PENN VIRGINIA GP HOLDINGS, L.P.

By:	PVG Management, LLC, its General Partner

By:	/s/ Jean M. Whitehead
Jean M. Whitehead Authorized Person